UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                      (Amendment No. )


Filed by the Registrant      /X/

Filed by a Party other than the Registrant     / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                XOMA Corporation
                (Name of Registrant as Specified In Its Charter)

                                -----------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule of Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                                   [XOMA LOGO]



                                XOMA CORPORATION
                               2910 Seventh Street

                           Berkeley, California 94710

                                 (510) 644-1170




                                 April 23, 1997




To Our Stockholders:

         You are cordially invited to attend the annual meeting of stockholders of XOMA Corporation on June 5, 1997 at 9:00 a.m. local time, which will be held at the Park Hyatt San Francisco, 333 Battery Street, San Francisco, California 94111.

         Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Stockholders for 1996.

         We hope that you will attend the annual meeting. In any event, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope.

                                      Sincerely yours,



                                      John L. Castello
                                      Chairman of the Board,
                                      President and Chief Executive
                                      Officer
Enclosures

                                XOMA CORPORATION
                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD AT 9:00 A.M. ON JUNE 5, 1997
                                 ---------------


To the Stockholders of XOMA Corporation:

         Notice is hereby given that the annual meeting of stockholders of XOMA CORPORATION (the "Company") will be held at the Park Hyatt San Francisco, 333 Battery Street, San Francisco, California 94111, on June 5, 1997, at 9:00 a.m. local time, for the following purposes:

         1.   To elect directors;

         2. To approve amendments to the Company's 1981 Stock Option Plan and Restricted Stock Plan to (a) place an upper limit of 1,000,000 on the number of shares of the Company's Common Stock for which options or stock appreciation rights may be granted to any participant under the 1981 Stock Option Plan during any calendar year and (b) place an upper limit of 1,000,000 on the number of shares of the Company's Common Stock for which options or stock appreciation rights may be granted to any participant under the Restricted Stock Plan during any calendar year;

         3. To ratify the appointment by the Company's Board of Directors of Arthur Andersen LLP to act as the Company's independent accountants for the 1997 fiscal year; and

         4. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 16, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.


                                By Order of the Board of Directors



                                Christopher J. Margolin
                                Secretary
April 23, 1997
Berkeley, California

                             YOUR VOTE IS IMPORTANT

------------------------------------------------------------------------------

         You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope.

------------------------------------------------------------------------------

                                XOMA CORPORATION
                                  ------------

                                 PROXY STATEMENT

                                  ------------



TO THE STOCKHOLDERS:

         The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Corporation, a Delaware corporation ("XOMA" or the "Company"), for use at the annual meeting of stockholders to be held at the Park Hyatt San Francisco, 333 Battery Street, San Francisco, California 94111, on June 5, 1997, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which stockholders of record on April 16, 1997 will be entitled to vote. On April 16, 1997, the Company had issued and outstanding 39,636,167 shares of its common stock, par value $.0005 per share ("Common Stock").

         Holders of Common Stock are entitled to one vote for each share held.

         Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 2910 Seventh Street, Berkeley, California 94710, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Abstentions and broker non-votes are each included in the number of shares present and voting for purposes of establishing a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

         The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. Except as described above, the Company does not intend to solicit proxies other than by mail.

         The Company intends to mail this proxy statement on or about April 23, 1997.

                                 STOCK OWNERSHIP

         The following table sets forth as of April 16, 1997, certain information regarding all stockholders known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock and regarding each director, each executive officer named on the following compensation tables and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                           Number of Shares     Percentage of
                                            of Common Stock      Common Stock
     Name of Beneficial Owner             Beneficially Owned  Beneficially Owned
     ------------------------             ------------------  ------------------

James G. Andress(1)...............                4,000               *
William K. Bowes, Jr.(2)..........               44,069               *
John L. Castello(3)...............              432,374              1.1
Peter B. Davis(4).................               74,361               *
Clarence L. Dellio(5).............              119,542               *
Arthur Kornberg(6)................               24,000               *
Christopher J. Margolin(7)........               77,956               *
Steven C. Mendell(8)..............              372,800               *
Patrick J. Scannon(9).............              341,531               *
W. Denman Van Ness(10)............               46,931               *
All executive officers............
  and directors as a..............
  group (10 persons)(11)..........            1,537,564              3.9

---------------------

*    Indicates less than 1%.

(1) Represents 4,000 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date.

(2) Includes 14,000 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date.

(3) Includes 404,374 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date. Does not include 3,000 shares owned by Mr. Castello's sons. Mr. Castello disclaims beneficial ownership of such shares. Does not include 4,561 shares which have vested pursuant to the Company's Deferred Savings Plan.

(4) Includes 60,480 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date. Does not include 2,529 shares which have vested pursuant to the Company's Deferred Savings Plan.

(5) Includes 94,598 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date. Does not include 5,192 shares which have vested pursuant to the Company's Deferred Savings Plan.

(6) Includes 14,000 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date.

(7) Includes 73,550 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date. Does not include 4,728 shares which have vested pursuant to the Company's Deferred Savings Plan.

(8) Includes 330,800 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date. Does not include 631 shares which have vested pursuant to the Company's Deferred Savings Plan and are now held in a rollover IRA account.

(9) Includes 258,379 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date. Does not include 5,192 shares which have vested pursuant to the Company's Deferred Savings Plan.

(10) Includes 32,481 shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Also includes 450 shares held by various trusts of which Mr. Van Ness may be deemed the beneficial owner. Mr. Van Ness disclaims such beneficial ownership. Includes 14,000 shares issuable upon the exercise of stock options exercisable as of 60 days after the record date.

(11) Includes 1,268,181 shares issuable upon exercise of stock options exercisable as of 60 days after the record date. Does not include 22,202 shares which have vested pursuant to the Company's Deferred Savings Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:


                                                                    SUMMARY COMPENSATION TABLE


                                                                                             Long-Term
                                                          Annual Compensation              Compensation
                                                                                            Securities
                                                                           Other Annual     Underlying            All Other
                                                  Salary        Bonus      Compensation       Options           Compensation
Name and Principal Position           Year        ($)(1)       ($)(2)         ($)(3)          (#)(4)                ($)(5)
---------------------------           ----        ------       ------         ------          ------                ------

John L. Castello                      1996       $500,000        N/A          $22,283          50,000              $30,472
  (Chairman of the                    1995       $500,000        N/A           $6,683         600,000              $27,570
  Board, President and                1994       $500,000        N/A           $8,126              -0-             $27,570
  Chief Executive
  Officer)
                                                                                    $
Patrick J. Scannon                    1996       $300,000      $41,132             $0          50,000              $17,124
  (Chief Scientific and               1995       $300,000       $8,214             $0         350,000              $17,273
  Medical Officer)                    1994       $300,000      $16,428             $0          30,000              $11,675

Clarence L. Dellio                    1996       $223,000      $27,377         $4,288          45,000               $7,031
  (Senior Vice Presi-                 1995       $223,000       $6,011         $4,288         149,695               $5,997
  dent, Operations)                   1994       $223,000      $12,023             $0          20,000               $5,998

Peter B. Davis                        1996       $200,000      $19,656             $0          35,000               $6,766
  (Vice President,                    1995       $200,000           $0         $7,540          85,000               $5,837
  Finance and                         1994       $150,000           $0       $166,834          60,000                 $914
  Chief Financial
  Officer)

Christopher J. Margolin               1996       $200,000      $26,042         $7,692          35,000               $6,766
  (Vice President,                    1995       $193,000       $5,220         $3,712         105,000               $5,788
  General Counsel and                 1994       $193,000      $10,440             $0          20,000               $5,789
  Secretary)

----------------------

(1) Mr. Davis' amount in this column for 1994 represents salary for the period from April 1 through December 31.

(2) Each amount in this column for 1996, 1995 and 1994 represents awards under the Company's Management Incentive Compensation Plan in the following amounts: Dr. Scannon--$8,214 in 1996, 1995 and 1994 and 1,094 shares of Common Stock in 1994 (relating to performance in 1993) and $16,459 and 2,465 shares of Common Stock in 1996 (relating to performance in 1995); Mr. Dellio--$6,011 in 1996, 1995 and 1994 and 696 shares of Common Stock in 1994 (relating to performance in 1993) and $10,683 and 1,500 shares of Common Stock in 1996 (relating to performance in 1995); Mr. Davis--$9,828 and 1,211 shares of Common Stock in 1996 (relating to performance in 1995); and Mr. Margolin--$5,220 in 1996, 1995 and 1994 and 696 shares of Common Stock in 1994 (relating to performance in 1993) and $10,411 and 1,254 shares of Common Stock in 1996 (relating to performance in 1995).

(3) Mr. Castello's amounts in this column for 1996, 1995 and 1994 include financial services provided to Mr. Castello in the amount of $3,052, $6,683 and $8,126, respectively. Mr. Castello's, Mr. Dellio's and Mr. Margolin's amounts in this column for 1996 and 1995 represent cash payments in lieu of earned vacation. Mr. Davis' amount in this column for 1994 includes relocation payments of $166,834.

(4) Amounts in this column for 1995 include the cancellation and regranting of previously granted options.

(5) Each amount in this column for 1996, 1995, and 1994 includes 908, 1,621 and 1,711, respectively, shares of the Company's Common Stock contributed to the accounts of Mr. Castello, Dr. Scannon, Mr. Dellio and Mr. Margolin under the Company's Deferred Savings Plan, valued at fiscal year-end formula prices of $5.23, $2.85 and $2.70, respectively, per share and for 1996 and 1995 includes 908 and 1,621, respectively, shares of the Company's Common Stock contributed to the account of Mr. Davis under the same plan, valued at fiscal year-end formula prices of $5.23 and $2.85, respectively, per share. Amounts for 1996, 1995 and 1994 also include group term life insurance premiums in the following amounts: Mr. Castello--$7,722 for 1996 and $4,950 for each of 1995 and 1994; Dr. Scannon--$1,914 for each of 1996, 1995 and 1994; Mr. Dellio--$2,281 for 1996 and $1,378 for each of 1995 and
     1994; Mr. Davis--$2,016 for 1996, $1,218 for 1995 and $914 for 1994; and
     Mr. Margolin--$2,016 for 1996 and $1,169 for each of 1995 and 1994. Dr. Scannon's amounts for 1996, 1995 and 1994 include $10,460, $10,740 and $5,141, respectively, which represent the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for each such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for each such year in accordance with its terms. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

         The following table contains information concerning the grant of stock options under the Company's stock option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No stock appreciation rights ("SARs") were granted during the last fiscal year and none were held at the end of the fiscal year.



                                                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               Individual Grants

                                                                                                Potential Realized Value of
                             Number of                                                            Assumed Annual Rates of
                             Securities            # of Total                                    Stock Price Appreciation
                             Underlying          Options Granted     Exercise or                    For Option Term (1)
                           Options Granted        to Employees        Base Price     Expiration      0%         5%        10%
Name                            (#)              In Fiscal Year        ($/Sh)           Date        ($)        ($)        ($)
----                            ---              --------------        ------           ----        ---        ---        ---

John L. Castello....       50,000              13.7%               $4.5625         02/15/06       $0      $143,467   $363,572
Patrick J. Scannon..       50,000              13.7%               $4.5625         02/15/06       $0      $143,467   $363,572
Clarence L. Dellio..       25,000               6.85%              $4.5625         02/15/06       $0      $ 71,733   $181,786
                           20,000               5.48%              $7.50           06/13/06       $0      $ 57,387   $145,429
Peter B. Davis......       25,000               6.85%              $4.5625         02/15/06       $0      $ 71,733   $181,786
                           10,000               2.75%              $7.50           06/13/06       $0      $ 28,693   $ 72,715
Christopher J. Margolin    25,000               6.85%              $4.5625         02/15/06       $0      $ 71,733   $181,786
                           10,000               2.75%              $7.50           06/13/06       $0      $ 28,693   $ 72,715


---------------------

(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. The 0% appreciation column is included because the options were granted with exercise prices equal to the market price of the underlying Common Stock on the date of grant, and thus will have no value unless the Company's stock price increases above the exercise prices as a result of actions by the executives that improve the Company's performance and/or other factors affecting such price.

         The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.


                  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                               Shares
                              Acquired                                  Number of Securities             Value of Unexercised
                                 On              Value                 Underlying Unexercised           In-the-Money Options
at
                              Exercise          Realized               Options at FY-End (1)                 FY-End ($)(1)
Name                            (#)               ($)           Exercisable         Unexercisable    Exercisable
Unexercisable
----                         -----------       -----------      -----------         -------------    -----------
-------------

John L. Castello.......      0                 $0                 333,958             316,042         $842,539
$732,461
Patrick J. Scannon.....      0                 $0                 220,521             179,479         $550,138
$379,550
Clarence L. Dellio.....      15,000            $42,188             74,352             105,343         $174,037
$142,369
Peter B. Davis.........      0                 $0                  45,375              74,625         $105,150
$107,662
Christopher J. Margolin      0                 $0                  57,667              82,333         $136,219
$127,844


-------------------------

(1) The amounts listed in the two columns are based on the closing price per share ($5.125) on December 31, 1996, as reported on the Nasdaq National Market, less the applicable option exercise prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 shares of Common Stock under the Company's 1981 Stock Option Plan, which was made in 1992.

         Mr. Castello's employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company's successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company's executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

         The Company has entered into an employment agreement with Dr. Scannon, dated as of March 28, 1997, that provides for his employment as Chief Scientific and Medical Officer at a salary of $300,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan. The agreement also provides for a one-year loan to Dr. Scannon in the amount of $251,297, bearing interest at 6% per annum and secured by a pledge of certain shares of the Company's Common Stock. The loan was originally made to Dr. Scannon in 1993, has been extended for four additional years, and $107,141 in principal and interest payments have been received by the Company to date. The loan will become payable on demand in the event of any early termination of Dr. Scannon's employment. Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

         The Company has entered into an employment agreement with Mr. Davis dated as of April 1, 1994 that provides for his employment as Chief Financial Officer at a salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and is entitled to participate in any benefit plan for which executives of the Company are eligible. In addition, the agreement provides for a grant of options for 60,000 shares of Common Stock under the Company's 1981 Stock Option Plan, which was made in 1994, as well as participation in the Management Incentive Compensation Plan and the payment of Mr. Davis' relocation expenses. See footnote (2) under the "Summary Compensation Table" above. Mr. Davis' employment agreement provides no additional compensation in the event of a change of control but provides a minimum severance amount equal to six months of base salary at the time of termination.

Compensation Committee Report on Executive Compensation


         The Company's compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board for approval. The primary objectives of the Company's compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's stockholders through the creation of stockholder value and achievement of strategic corporate objectives.

         The level of compensation paid to an officer is determined on the basis of the individual's overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual's overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the Dow Jones Medical and Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company's Common Stock during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee. For 1996, the performance of the Company's Common Stock had a negative impact on the determination of compensation levels.

         Mr. Castello's compensation for 1996 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello's em-ployment contract, as more fully described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello's experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. Mr. Castello has not received a salary increase since his employment contract was executed in 1992.

         The principal methods for long-term incentive compensation are the Company's 1981 Stock Option Plan (the "Option Plan") and Restricted Stock Plan (the "Restricted Plan"), and compensation thereunder principally takes the form of incentive and non-qualified stock option grants. These grants are designed to promote the convergence of long-term interests between the Company's key employees and its stockholders; specifically, the value of options granted will increase or decrease with the value of the Company's Common Stock. In this manner, key individuals are rewarded commensurately with increases in stockholder value. These grants also typically include a 5-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual's position with and contribution to the Company. For grants during the past fiscal year, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company's common stock relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered. See "Proposal 2 - Amendments to Limit Awards Under Employee Stock Option Plans" for a further description of these two plans.

         Certain employees are also compensated through the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the "Incentive Plan"), in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the Incentive Plan, at the beginning of each fiscal year, the Board of Directors (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company's performance in achieving its corporate objectives.

         After each fiscal year, the Board of Directors and the Compensation Committee make a determination as to the performance of the Company and Incentive Plan participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 1996: a target level of cash at year end; improvement in operating cash flow; generation of current income; progress toward strategic alliances, potential partnerships or financing arrangements; and various objectives tied to development of the Company's product lines. Awards to Incentive Plan participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the Incentive Plan participants' base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the Incentive Plan.

         Awards under the Incentive Plan vest over a three-year period with 50% of each award payable on a date to be determined, expected to be in February or March of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the Incentive Plan participant continues to participate in the Incentive Plan. The portion payable on the first distribution date is payable 50% in cash and 50% in Common Stock (based on a 10-day average market price). Incentive Plan participants must choose prior to the end of the first year of the three-year period whether the balance is to be paid in cash or Common Stock. All stock issuances under the Incentive Plan are made pursuant to the Company's Restricted Stock Plan.

         In 1994, the Committee determined that management had not met the required corporate objectives and, accordingly, no bonuses were awarded. For 1996, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the Plan in order to make awards thereunder. In 1996, 30 individuals were eligible to participate in the Incentive Plan, including all of the executive officers named in the "Summary Compensation Table" above other than Mr. Castello.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the

Company's stock options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 1997. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                     William K. Bowes, Jr.
                                     W. Denman Van Ness

Performance Graph


         Comparison of Five Year Cumulative Total Return Among XOMA, Nasdaq Composite Index and DJ Medical Biotech Index


                      Xoma                   Nasdaq            Dow Jones Medical
   Year            Corporation           Composite Index       and Biotechnology
   ----            -----------           ---------------       -----------------
   1991               $100                    $100                    $100
   1992                 46                     115                      86
   1993                 25                     132                      75
   1994                 13                     128                      85
   1995                 17                     179                     144
   1996                 24                     220                     153


         The comparison assumes $100 invested on December 31, 1991 in the Company's Common Stock, the Nasdaq Composite Index, and the Dow Jones Medical and Biotechnology Index (weighted). Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Years refer to the Company's fiscal year ends (December 31). Returns for the Company are not necessarily indicative of future performance.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Company's directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and have qualified, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected as directors of the Company.

NOMINEES TO BOARD OF DIRECTORS


      Name                                  Title                           Age
      ----                                  -----                           ---

John L. Castello                       Chairman of the Board, Pres-          60
                                          ident and Chief
                                          Executive Officer
Patrick J. Scannon, M.D., Ph.D.        Chief Scientific and Medical          49
                                          Officer and Director
James G. Andress                       Director                              58
Williams K. Bowes, Jr.                 Director                              70
Arthur Kornberg, M.D.                  Director                              79
Steven C. Mendell                      Director                              55
W. Denman Van Ness                     Director                              54


         Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March 1993. From April 1992 to March 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation and Metra Biotech, Inc. Cholestech is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components. Metra is en-gaged in the business of developing bone resorption diagnostic products.

         Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March 1993. He served as President of the Company from its formation until April 1992 and as Vice Chairman, Scientific and Medical Affairs from April 1992 to March 1993. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia. Dr. Scannon is also a member of XOMA's Scientific Advisory Board.

         Mr. Andress has been a director since November 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. Since November 1, 1996, he has served as President and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company. From 1989 to 1995, he served as President, Chief Executive Officer and director of Information Resources, Inc., a decision support software and consumer packaged goods research company and currently serves as a director. Mr. Andress is also a director of Genelabs Technologies, Inc., The Liposome Company, Inc. and NeoRx, Inc., which are biotechnology companies. He also serves as a director of Sepracor, Inc., a separations technology company, O.P.T.I.O.N. Care, Inc., a home health care company, Allstate Insurance Company, Source Informatics, Inc., a prescription tracking service company and four private companies.

         Mr. Bowes has been a director since February 1986 and has been General Partner of U.S. Venture Partners since 1981. Mr. Bowes is also a director of Amgen Inc., Lynx Therapeutics, Inc. and a number of private companies.

         Dr. Kornberg has been a director since April 1991 and is a member of XOMA's Scientific Advisory Board. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the mechanism and regulation of DNA synthesis. He is the author of "DNA Replication," one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Board of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation. He is a member of the Board of Scientific Advisors of Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology.

         Mr. Mendell has been a director of the Company since 1984. From April 1992 to March 1993, he was Chairman of the Board.

Mr. Mendell was also Chief Executive Officer of the Company from 1986 until April 1992. He is currently President and Chief Executive Officer of Prizm Pharmaceuticals, Inc., a private company engaged in the development of growth factor receptor mediated drug delivery products. Mr. Mendell is also a director of Gensia Pharmaceuticals, Inc., a biotechnology company engaged in the development of pharmaceutical products primarily for the treatment and diagnosis of cardiovascular disease, and StressGen Biotechnologies Corp., a biopharmaceutical company engaged in the development of pharmaceutical products for treatment of cancer and the prevention of infectious disease.

         Mr. Van Ness has been a director since October 1981. He is a Managing Director of CIBC Wood Gundy Capital, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

                                  BOARD MATTERS

Board Meetings and Committees


         During the fiscal year ended December 31, 1996, the Board of Directors held eight meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year.

         The Board of Directors has standing audit, compensation and nominating committees. The nominating committee performs the functions of director evaluation and selection. The committee currently consists of Messrs. Bowes, Castello and Van Ness. The committee will not accept unsolicited director nominations by stockholders. The committee held one meeting during 1996.

         The audit committee is primarily responsible for approving the services performed by the Company's independent accountants and reviewing the Company's accounting practices and system of internal accounting controls. This committee, currently consisting of Mr. Mendell and Mr. Andress, held two meetings during 1996.

         The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company's officers and other employees. This committee, currently consisting of Messrs. Bowes and Van Ness, held one meeting during 1996.

Board Compensation and Related Matters


         Each non-employee director receives a quarterly retainer of $1,000, $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended in person on a date other than on the date of a meeting of the Board of Directors. Additionally, on June 13, 1996, each non-employee director was granted options to purchase 1,000 shares of Common Stock at an exercise price of $7.50 pursuant to the 1992 Directors Stock Option Plan (the "Directors Plan"). Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or shares of stock of the Company for service as members of the Board of Directors or its committees.

         In recognition of the important and unique services provided by Mr. Van Ness to the Company's Board of Directors in addition to his other business interests and responsibilities, the Company issued 20,000 shares of its Common Stock to The Van Ness 1983 Revocable Trust (the "Trust") in 1995 and, following Mr. Van Ness' nomination to stand for re-election to the Board of Directors at the Company's 1996 annual meeting of stockholders, issued an additional 5,000 shares of Common Stock to the Trust. The Company has registered the shares so issued to the Trust with the Securities and Exchange Commission.

                     PROPOSAL 2 - AMENDMENTS TO LIMIT AWARDS
                           UNDER EMPLOYEE STOCK PLANS

Background


         The Option Plan and the Restricted Plan (together the "Stock Plans") are designed to encourage equity ownership of the Company by the employees who are primarily responsible for its management, growth and financial success and significant independent consultants, and to assist the Company in attracting and retaining the services of such employees and consultants (see "Compensation Committee Report on Executive Compensation" above). All employees are eligible to participate in the Stock Plans (each, a "Participant"). Directors who are not employees of the Company are not eligible to participate in either plan.

         The Board of Directors has adopted, subject to stockholder approval, amendments to the Stock Plans to (a) place an upper limit of 1,000,000 on the number of shares of Common Stock for which options or stock appreciation rights ("SARs") may be granted to any Participant under the Option Plan during any calendar year and (b) place an upper limit of 1,000,000 on the number of shares of Common Stock for which options or SARs may be granted to any Participant under the Restricted Plan during any calendar year. The proposed amendments limit for the first time the number of shares for which options or SARs may be granted to individuals under the

Stock Plans and provide a potential tax benefit to the Company by allowing options or SARs, if any, granted under the Stock Plans to qualify under the "qualified performance-based compensation" exception to the limitation on deductibility of compensation of certain executives under Section 162(m) of the Code. Without this limit, this benefit would not be available to the Company.

         The essential features of the Option Plan and the Restricted Plan, as amended, are summarized below. These summaries do not purport to be complete descriptions of these plans. Copies of actual plan documents may be obtained by contacting the Secretary of the Company.

Description of Option Plan


         As of April 16, 1997, the Company had authorized an aggregate of 5,150,000 shares of Common Stock for issuance under the Option Plan and the Restricted Plan, of which approximately 637,229 shares of Common Stock had been issued upon the exercise of options granted under the Option Plan, 3,123,688 shares of Common Stock were subject to outstanding options under the Option Plan, and 139,083 shares of Common Stock were available for issuance under future option grants to be made under the Option Plan. The expiration dates for all such outstanding options range from March 29, 1998 (at the earliest) to February 26, 2007 (at the latest).

         The shares of Common Stock issuable over the term of the Option Plan may be made available from either authorized but unissued Common Stock or treasury shares. Each option will have an exercise price per share of not less than 100% of the fair market value per share of Common Stock on the date of grant. The Option Plan's term expires on November 15, 2001.

Description of Restricted Plan


         As of April 16, 1997, the Company had authorized 1,250,000 shares of Common Stock for issuance under the Restricted Plan, subject to the limitation that not more than 5,150,000 shares may be issued in the aggregate under the Restricted Plan and the Option Plan. Approximately 140,650 shares of Common Stock had been issued either upon the exercise of granted options or the direct issuance of shares under the Restricted Plan, 521,229 shares of Common Stock were subject to outstanding options under the Restricted Plan, and 588,121 shares of Common Stock were available for issuance under future option grants or direct issuances to be made under the Restricted Plan. The expiration dates for all such outstanding options range from March 29, 1998 (at the earliest) to February 26, 2007 (at the latest).

         The Restricted Plan authorizes the grant of options to purchase shares of Common Stock (the "Option Grant Program") as well as direct Common Stock issuances (the "Stock Issuance Program"). The eligible individuals under the Restricted Plan are employees (including officers and directors) and consultants (other than non-employee directors) who provide valuable services to the Company. Such shares will be made available from either authorized but unissued Common Stock or treasury shares.

         Each option granted under the Option Grant Program will have an exercise price of not less than 85% of fair market value per share of Common Stock on the date of grant. The purchase price for shares issued under the Stock Issuance Program may not be less than 85% of fair market value of the Common Stock on the issuance date, which value will be discounted if such shares are subject to the Company's right of first refusal described below. The Restricted Plan's term expires on December 15, 2003.

Provisions Common to Both Plans


         On October 30, 1996, the Board amended the Stock Plans to provide that each such plan will be administered by either the full Board of Directors (without regard to the number of "Non-Employee Directors," within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 ("Rule 16b-3"), as such term is interpreted from time to time, on the Board) or, if appointed by the Board, a committee thereof comprised of at least two Non-Employee Directors. Currently, the Compensation Committee administers the Stock Plans as each relates to individuals other than directors, officers or ten-percent stockholders of the Company. The Compensation Committee's authority to grant options under the Stock Plans and to issue stock under the Restricted Plan is limited to 15,000 shares per individual. In all other respects, the Stock Plans are administered by the Board.

         The Board and, with respect to individuals who are not directors, officers or ten-percent stockholders of the Company, the Compensation Committee (the "Plan Administrators") are authorized (subject to the provisions of the Stock Plans) to establish such rules and regulations as they may deem appropriate for the proper administration of the Stock Plans. Each option, whether granted under the Option Plan or the Option Grant Program of the Restricted Plan, will be exercisable at such times, during such period or periods, and for such number of shares as the relevant Plan Administrator determines. No such granted option may have a term in excess of ten years from the grant date.

         Exercise of Options. The exercise price of options granted under either plan will be immediately due upon exercise of the option and may be paid (i) in cash; (ii) in shares of Common Stock having a fair market value on the date the option is exercised equal to the option price; (iii) in a combination of cash and shares of Common Stock valued at fair market value on the day the option is exercised; or (iv) through a broker-dealer sale and remittance procedure pursuant to which shares acquired under the option are sold immediately and there is paid to the Company, out of the sale proceeds, an amount equal to the option price for the acquired shares plus all applicable withholding taxes. For all purposes of valuation under either of the Stock Plans, the fair market value of the Common Stock on any relevant date will be the closing sale price per share of Common Stock, as reported for such date through the Nasdaq National Market.

         The relevant Plan Administrator may also assist any optionee in the exercise of an option by authorizing a loan from the Company, by permitting the optionee to pay the option price in installments over a period of years or by authorizing a guarantee by the Company of a third party loan to the optionee, the terms and conditions of which will be established by the relevant Plan Administrator in its sole discretion. However, the maximum credit available to the optionee may not exceed the option price payable for the purchased shares, plus any tax liability.

         The Stock Plans have been amended to eliminate the provisions giving the relevant Plan Administrator specific authority to cancel options with the consent of the affected optionees and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock, but having an option price per share not less than 100% (in the case of the Option
Plan) or 85% (in the case of the Option Grant Program) of the fair market value on a new grant date. Such amendments do not, however, affect the Company's ability to cancel options with the consent of the optionee at any time and simultaneously or subsequently to grant options to the same or different optionees at exercise prices otherwise permissible under the Stock Plans.

         Transfer. On October 30, 1996, the Board amended the Stock Plans to provide that non-qualified options granted thereunder may be granted on terms permitting transfer to immediate family members of the optionee (or an entity comprised entirely of the optionee and such immediate family members) in certain circumstances.

         Termination of Employment. Should an optionee under either plan cease to be an employee or consultant of the Company for any reason (including death or permanent disability), such optionee (or its permitted transferee) will not have more than a twelve (12) month period following the date of such cessation of status in which to exercise any outstanding options, but under no circumstances may any such options be exercised after the specified expiration date of the option term.

         Stock Appreciation and Repurchase Rights. The Option Plan and the Option Grant Program each include a stock appreciation right feature whereby the relevant Plan Administrator has the authority to grant one or more optionees the right, exercisable upon such terms and conditions as such Plan Administrator deems appropriate, to surrender all or part of an unexercised option and to receive in exchange therefor an amount equal to the excess of (i) the fair market value (on the date of surrender) of the number of vested shares for which the surrendered option is at the time exercisable over
(ii) the aggregate option price payable for such vested shares, payable in shares of Common Stock valued at fair market value on the date of surrender, in cash, or partly in shares and partly in cash. To date, no SARs have been granted.

         Acceleration of Options. Pursuant to certain corporate transactions, including: a merger or acquisition in which the Company is not the surviving entity; the sale, transfer or other disposition of all or substantially all of the assets of the Company; or any other business combination in which 50% or more of the Company's outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions, all options at the time outstanding and not then otherwise fully exercisable will immediately, prior to the specified effective date of such corporate transaction, become fully exercisable for up to the total number of shares of Common Stock purchasable thereunder.

         Amendment. The Stock Plans permit the grant of options to purchase shares of Common Stock in excess of the number of shares then available for issuance. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the Option Plan or the Restricted Plan, as the case may be.

         The Board has full power and authority to amend or modify the Stock Plans in any or all respects, except that no such amendment or modification may, without the consent of the option holders, adversely affect rights and obligations with respect to options at the time outstanding under either of the Stock Plans, nor adversely affect the rights of any individual with respect to the Common Stock issued pursuant to the Restricted Plan prior to such action, and the Board may not, without the approval of the Company's stockholders, (i) increase the maximum number of shares issuable under the Option Plan or the Restricted Plan, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) materially increase the benefits accruing to participants in the Stock Plans or (iii) materially modify the eligibility requirements for participation therein.

Description of Stock Issuance Program


         Common Stock will be issued to eligible individuals under the Stock Issuance Program upon such terms and conditions and for such numbers of shares as is determined by the relevant Plan Admin-istrator and may be fully vested upon issuance or may vest over such period of time as such Plan Administrator deems appropriate. Shares may be issued under the Stock Issuance Program for such consideration as the relevant Plan Administrator may from time to time determine, provided that in no event may shares be issued for consideration other than (i) cash or cash equivalents; (ii) shares of Common Stock valued at fair market value; (iii) the promissory note of the purchaser payable to the Company's order, which may be subject to cancellation by the Company in whole or in part upon such terms or conditions as the Plan Administrator may determine; or (iv) payment effected through a broker-dealer sale and remittance procedure.

         If a participant is issued shares under the Stock Issuance Program which are not fully vested at the time of issuance, then such shares will be subject to certain repurchase rights of the Company, exercisable in the event the individual ceases to retain his/her employee or service status for any reason, and will allow the Company to repurchase the participant's unvested shares at the lesser of (i) the original purchase price paid by such individual or (ii) if such shares are subject to the Company's first refusal rights, the fair market value of such shares appropriately discounted for the Company's first refusal rights. The vesting schedule applicable to each issuance will be determined by the relevant Plan Administrator at the time of issuance. The relevant Plan Administrator may accelerate the vesting of the issued shares, in whole or in part, at the time of the participant's termination.

         The issued shares may, in the discretion of the relevant Plan Administrator, be subject to a permanent right of first refusal. Prior to any sale or other disposition of the shares subject to such right, the participant must first offer to sell the shares to the Company (or its assigns) at a price equal to the difference between the fair market value of the shares on the date of repurchase (determined in accordance with the normal valuation provisions of the Restricted Plan, without regard to the Company's permanent right of first refusal) and the price differential determined by the relevant Plan Administrator at the time of issuance.

Federal Income Tax Consequences


         The following discussion summarizes the principal federal income tax consequences of the Stock Plans. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the Stock Plans.

         1. Stock Options. In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an incentive stock option or a non-qualified stock option.

         Upon the exercise of a non-qualified stock option, the Participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

         Generally, a Participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the Participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the Option Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the Option Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted after 1986 under other plans of the Company and its subsidiaries) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

         If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the Participant will recognize ordinary income at the time of disposition, and the Company will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

         Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the Participant, it would result in an increase in the Participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

         2. Stock Awards. A Participant who receives a share award will generally recognize ordinary income at the time the restrictions on transferability lapse, and if there are no restrictions on transferability, at the time of the award. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse, over the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by the Company. Dividends paid with respect to Common Stock that is nontransferable will be ordinary compensation income to the Participant (and generally deductible by the Company).

         In lieu of the treatment described above, a Participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the Participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the stock is subsequently forfeited, the Participant will generally be entitled to an offsetting tax deduction only to the extent of the amount paid, if any, for the stock.

         3. Stock Appreciation Rights. With respect to stock appreciation rights under the Stock Plans, generally, when a Participant receives payment with respect to a stock appreciation right granted to him or her under the Stock Plans, the amount of cash and the fair market value of any other property received will be ordinary income to such Participant and will be allowed as a deduction for federal income tax purposes to the Company.

         4. Special Rules. Special rules may apply to a Participant who is subject to Section 16(b) of the Securities Exchange Act of 1934 as in effect from time to time (generally directors, officers and 10% stockholders). Certain additional special rules apply if the exercise price for an option is paid in shares previously owned by the optionee rather than in cash.

         5. Limitation on Deductibility. Assuming the amendments to the Stock Plans are approved by the stockholders, the Company currently intends to structure stock options granted under the

Stock Plans to comply with an exception to nondeductibility under Section 162(m) of the Code.

Recommendation


         At the annual meeting, the Company's stockholders will be asked to approve the proposal to (a) amend the Option Plan to place an upper limit of 1,000,000 on the number of shares of the Company's Common Stock for which options or SARs may be granted to any Participant under the Option Plan during any calendar year and (b) amend the Restricted Plan to place an upper limit of 1,000,000 on the number of shares of the Company's Common Stock for which options or SARs may be granted to any Participant under the Restricted Plan during any calendar year. The proposed amendments limit for the first time the number of shares for which options or SARs may be granted to individuals under the Stock Plans and provide a potential tax benefit to the Company, and the Board of Directors believes that approval of the proposed amendments is in the best interests of the Company, its stockholders and its employees and unanimously recommends a vote "FOR" approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented in person or by proxy at the annual meeting and entitled to vote.

              PROPOSAL 3 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, on the recommendation of its audit committee, has selected Arthur Andersen LLP to serve as the Company's independent accountants for 1997. Arthur Andersen LLP has been acting as the Company's independent accountants since fiscal year 1983.

         The ratification of the appointment of Arthur Andersen LLP is being submitted to the stockholders at the annual meeting. If such appointment is not ratified, the Board of Directors will consider the appointment of other auditors. The Board of Directors recommends a vote "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the 1997 fiscal year.

         A representative of Arthur Andersen LLP is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

                              CERTAIN TRANSACTIONS

         Pursuant to his employment agreement, in 1993 the Company made a loan to Dr. Scannon, its Chief Scientific and Medical Officer and a Director, in the initial amount of $290,000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." As of April 16, 1997, $252,082 of principal and inte-rest on the loan remained outstanding and $107,141 in principal and interest payments have been received by the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934


         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such executive officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company's executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 1996 on a timely basis.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented at this annual meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

         It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience.

                              STOCKHOLDER PROPOSALS

         A stockholder who intends to present a proposal at the 1998 meeting of stockholders must submit such proposal by November 30, 1997, to the Company for inclusion in the Company's 1998 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company's principal executive office, at 2910 Seventh Street, Berkeley, California, 94710, Attention:
Secretary.

                                 By Order of the Board of Directors,



                                 Christopher J. Margolin
                                 Secretary


April 23, 1997
Berkeley, California

                              [FORM OF PROXY CARD]

                                XOMA CORPORATION
                               2910 Seventh Street
                               Berkeley, CA 94710

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints JOHN L. CASTELLO and PATRICK J. SCANNON, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of XOMA Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of XOMA Corporation to be held at the Park Hyatt San Francisco, 333 Battery Street, San Francisco, California 94111 on June 5, 1997, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

         1. Election of Directors

            James G. Andress; William K. Bowes, Jr.; John L. Castello; Arthur Kornberg; Steven C. Mendell; Patrick J. Scannon;
            W. Denman Van Ness

                 (The Board of Directors recommends a vote FOR.)

 |_|  FOR all nominees above                         |_|  WITHHOLD AUTHORITY to
      (except as marked to the contrary below)            vote for all nominees
                                                          listed above

         This proxy will be voted in the election of directors in the manner described in the proxy statement for the 1997 annual meeting of stockholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

-----------------------------------------------------------------------------

         2. Proposal to approve amendments to the Company's 1981 Stock Option Plan and Restricted Stock Plan to (A) place an upper limit of 1,000,000 on the number of shares of the Company's Common Stock for which options or stock appreciation rights may be granted to any participant under the 1981 Stock Option Plan during any calendar year and (B) place an upper limit of 1,000,000 on the number of shares of the Company's Common Stock for which options or stock appreciation rights may be granted to any participant under the Restricted Stock Plan during any calendar year.

                 (The Board of Directors recommends a vote FOR.)


    FOR       |_|             AGAINST          |_|        ABSTAIN         |_|

(Continued on other side)

(Continued from other side)

         3. Proposal to ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the 1997 fiscal year.

                 (The Board of Directors recommends a vote FOR.)


    FOR       |_|             AGAINST          |_|        ABSTAIN         |_|

         4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                        Dated: ____________________, 1997


                                        ---------------------------------
                                        Signature of Stockholder


                                        ---------------------------------
                                        Signature if held jointly

                                        Please sign exactly as name appears
                                        above. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporate name by President or other authorized person.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.